Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the inclusion of our report dated September 3, 2004, on our audits of the consolidated financial statements of Decorize, Inc. as of and for the years ended June 30, 2004 and 2003, and our report dated May 11, 2005, on our limited reviews of the condensed consolidated financial statements of Decorize, Inc. as of March 31, 2005 and for the three and nine-month periods ended March 31, 2005 and 2004, in Post-Effective Amendment No. 1 to the Registration Statement (Form SB-2) and related Prospectus of Decorize, Inc. for the registration of 3,292,427 shares of its common stock.

/s/ BKD, LLP

Springfield, Missouri
May 27, 2005